Exhibit 99.1

Investor Relations Contact:
Rod Cooper (831.439.2371)
rod.j.cooper@seagate.com
Media Relations Contact:
Brian Ziel (831.439.5429)
brian.ziel@seagate.com

SEAGATE TECHNOLOGY UPDATES FISCAL THIRD QUARTER

BUSINESS OUTLOOK

SCOTTS VALLEY, CA – March 2, 2004 –Seagate Technology (NYSE: STX) today released an update to its business outlook for the company’s third fiscal quarter of 2004, ending April 2.

At the time of Seagate’s second fiscal quarter financial results call on January 20, the company indicated that due to a variety of factors, industry volatility was greater than normal. This volatility resulted in uncertainty regarding the outlook for industry supply and demand, inventory levels, pricing, and the impact of these factors, and others, on Seagate’s earnings for the third fiscal quarter.

The company is providing the following update regarding the current industry environment:

•	Due to large purchases in December, demand from our customers in the month of January was weaker than historical norms. February, however, reflected normal seasonal demand patterns, as well as pricing stability and declining channel inventory for personal storage products.

•	The company expects the total available market for personal storage products to be in-line with the company’s previously stated range of 47-48 million units. This would represent a decrease of 5-6 million units from the 53 million units that shipped in the December quarter. Seagate believes it is regaining OEM share in this market and expects its overall share in the personal storage market to remain substantially unchanged from the December quarter.

•	Recent industry data indicates that the total available market for mobile storage products will be 10-15% below the 16.3 million units that shipped in the December quarter and in contrast to the 16-17 million units that the company stated on January 20. Seagate expects its market share to remain substantially unchanged from the December quarter.

Seagate Technology Updates Fiscal Third Quarter Business Outlook

•	The company expects the total available market for enterprise storage products to be about 5 million units, which is 10% below the company’s previous expectation of 5.5 million units stated on January 20. This would represent a decrease of 800,000 units from the 5.8 million units that shipped in the December quarter. Seagate expects its market share to remain substantially unchanged from the December quarter.

•	The company has made meaningful progress in reducing channel inventory of personal storage products.

•	Pricing declines for personal storage products have moderated from the declines in the December quarter and has demonstrated stability over the past few weeks.

Seagate is pleased with the behavior exhibited by the industry at this point in the quarter. The combination of better inventory management and firming pricing, offset by the previously mentioned smaller than expected total available enterprise and mobile markets, results in a current earnings outlook at the low end of the company’s previously stated range of $0.20 - $0.30.

The company’s outlook for the March quarter results is dependent on the continuation of a relatively stable industry environment for the remainder of the quarter. In addition, since March is historically the strongest month of this quarter, the company’s outlook depends on its results in March reflecting that normal seasonal pattern.

Seagate will hold a conference call at 2:00 p.m. Pacific Time today. The live webcast of the conference call can be accessed online at www.seagate.com. A replay of the call will be available beginning today at 5:00 p.m. Pacific Time through March 9 at 8:59 p.m. Pacific Time. The replay can be accessed from www.seagate.com or by telephone as follows:

USA: 800-642-1687

International: 706-645-9291

Access code: 5696502

For more information please visit: http://www.seagate.com/newsinfo/invest/financial_info

Seagate Technology Updates Fiscal Third Quarter Business Outlook

About Seagate

Seagate is the worldwide leader in the design, manufacturing and marketing of hard disc drives, providing products for a wide-range of Enterprise, PC, Notebook, and Consumer Electronics applications. The company is committed to delivering award-winning products, customer support and reliability, to meet the world’s growing demand for information storage. Seagate can be found around the globe and at www.seagate.com.

Safe Harbor

This business update contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements related to future financial performance, price and product competition, customer demand for our products, and general market conditions. These forward-looking statements are based on information available to Seagate as of the date of this release and current expectations, forecasts and assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include a variety of factors, some of which are beyond the company’s control. In particular, such risks and uncertainties include the variable demand and the aggressive pricing environment for disc drives; the company’s and its competitors’ ability to introduce, qualify, manufacture in volume and sell new products on a timely and cost-effective basis; competitive factors such as the impact of consolidation within the industry and the potential for excess supply; and the impact on operations or demand, particularly in Asia, of a reoccurrence of SARS or Avian Flu. Information concerning additional factors that could cause results to differ materially from those projected in the forward-looking statements is contained in the company’s Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on August 21, 2003, and in the company’s Quarterly Report on Form 10-Q as filed with the U.S. Securities and Exchange Commission on February 3, 2004. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and Seagate undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

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